     Registrant requests automatic effectiveness upon filing as per Rule 462 of the Securities Act of 1933

    As filed with the Securities and Exchange Commission on February 5, 2004
                          Registration No. 333-_______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                                   ----------

                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
               (Exact name of issuer as specified in its charter)


           Delaware                                          36-3973627
-------------------------------                         -------------------
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)

              11859 South Central, Alsip, Illinois              60803
          --------------------------------------------------------------
          (Address of Principal Executive Offices)            (Zip Code)

             UNIVERSAL AUTOMOTIVE INDUSTRIES, INC. SHARE OPTION PLAN
             -------------------------------------------------------
                            (Full title of the plan)


                                   Arvin Scott
                      President and Chief Executive Officer
                               11859 South Central
                              Alsip, Illinois 60803

                                 With a copy to:

                           Mitchell D. Goldsmith, Esq.
                             Dennis B. O'Boyle, Esq.
                             Shefsky & Froelich Ltd.
                             444 N. Michigan Avenue
                                Chicago, IL 60611
--------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (708) 293-4050
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                                               Proposed           Proposed
                                                               Maximum            Maximum
                                                               Offering           Aggregate
     Title of Securities                                        Price             Offering              Amount of
      to be Registered            Amount to be Registered      Per Share            Price            Registration Fee
     -------------------          -----------------------      ---------         -------------       ----------------
Common Stock, par value $.01        2,500,000 shares(1)        $1.63 (2)         $4,075,000 (2)          $516.30 (3)


(1) Subject to increase (or decrease) in accordance with Rule 416 of Regulation C to reflect a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure of the Registrant which results in a change in the number of shares issuable pursuant to outstanding awards under the Universal Automotive Industries, Inc. Share Option Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of Regulation C, on the basis of the average of the high and low prices of our shares of common stock on the Nasdaq SmallCap Market on January 30, 2004.

(3) Pursuant to Rule 429, under the Securities Act of 1933, as amended, the Registration Statement also relates to shares registered on Registration Statements No. 33-97360, filed with the Commission on September 26, 1995, No. 333-59935 filed with the Commission on July 24, 1998 and No. 333-67150 filed with the Commission on August 9, 2001. Since the Company is registering only 1,100,000 new shares, and has previously paid registration fees for the previously registered 1,400,000 shares for which we paid the applicable registration fee, we are paying a registration fee on only 1,100,000 shares for a total of $227.17.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The documents listed below are hereby incorporated by reference into this Registration Statement:

         1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002. (SEC File No. 0-25198).

         2. Our Quarterly Reports on Form 10-Q of the Company for the three-month periods ended March 31, June 30 and September 30, 2003. (SEC File 0-25198).

         3. Our Current Reports on Form 8-K filed on January 30, May 22, July 9, August 18, November 17, November 25 and December 23, 2003 and January 12 and 27, 2004. (SEC File No. 0-25198).

         4. The contents of our Registration Statement on Form S-3, dated December 31, 2003, as amended, including the description of our common stock contained therein. (SEC File No. 333-111661).

         5. Our proxy statement for the 2003 Annual Meeting of Shareholders dated July 18, 2003 (SEC File No. 0-25198).


         All documents filed subsequent to the foregoing by us pursuant to Sections 13(a) or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

                                  (See Item 3)

Item 5. Interests of Named Experts and Counsel.

                                 Not Applicable

Item 6. Indemnification of Directors and Officers.

         Our Certificate of Incorporation includes a provision which eliminates the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty of care (provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations of Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit). This provision does not limit or eliminate our right or the right of any of our stockholders to seek non -monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The Certificate of Incorporation also provides that we shall indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

Item 7. Exemption from Registration Claimed.

                                 Not Applicable

Item 8. Exhibits.

  Exhibit No.

     5        Opinion of Shefsky & Froelich Ltd.

     10       Amended Universal Automotive Industries, Inc. Share Option Plan

     23(a)    Consent of Shefsky & Froelich Ltd. (see Exhibit 5)

     23(b)    Consent of Ernst & Young LLP

     23(c)    Consent of Altschuler, Melvoin and Glasser LLP

     24(a) Power of Attorney (included as part of the signature pages of this registration statement)

         Since the Universal Automotive Industries, Inc. Share Option Plan (the "Plan") is not required to comply with ERISA, we have not obtained either an opinion of counsel concerning compliance with the requirements of ERISA or an Internal Revenue Service determination letter that the Plan is qualified under
Section 401 of the Internal Revenue Code. As a result, we do not undertake that we will submit the Plan or any amendment thereto to the Internal Revenue Service in order to qualify the Plan.

Item 9. Undertakings.

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i) To include any Prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the Prospectus any facts or events
                  arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         Provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in a periodic report filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant.

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Chicago, State of Illinois, on February 5, 2004.

                                           UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.

                                           By: /s/ Arvin Scott
                                               ---------------------------------
                                               Arvin Scott
                                               Chief Executive Officer and
                                               President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Arvin Scott and Robert W. Zimmer, jointly and severally, his attorneys-in-fact, each with power of substitution for him in any and all capacities, to sign any future amendments to the Registration Statement, and to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

               SIGNATURE                           TITLE                                 DATE
               ---------                           -----                                 ----
/s/ Arvin Scott                          Chief Executive Officer,                   February 5, 2004
-------------------------------------    President and Director
Arvin Scott                              (Principal Executive Officer)

/s/ Yehuda Tzur                          Director                                   February 5, 2004
-------------------------------------
Yehuda Tzur

/s/ Dennis Kessler                       Director                                   February 5, 2004
-------------------------------------
Dennis Kessler

/s/ M. Catherine Jaros                   Director                                   February 5, 2004
-------------------------------------
M. Catherine Jaros

/s/ Alan Zeffer                          Director                                   February 5, 2004
-------------------------------------
Alan Zeffer

/s/ Xemin Xu                             Director                                   February 5, 2004
-------------------------------------
Xemin Xu

/s/ Robert W. Zimmer                     Chief Financial Officer, Vice              February 5, 2004
-------------------------------------    President, Secretary and
Robert W. Zimmer                         Treasurer (Principal Financial
                                         Officer and Principal Accounting
                                         Officer)

                                    EXHIBITS

  Exhibit No.
  ----------
      5        Opinion of Shefsky & Froelich Ltd.

      10       Amended Universal Automotive Industries, Inc. Share Option Plan

      23(a)    Consent of Shefsky & Froelich Ltd. (see Exhibit 5)

      23(b)    Consent of Ernst & Young LLP

      23(c)    Consent of Altschuler, Melvoin and Glasser LLP

      24(a) Power of Attorney (included as part of the signature pages of this registration statement)